Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Friday September 15, 2017		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Declares Quarterly Cash Dividend of $0.17

•                  Announces shift in capital allocation strategy

•                  Provides update on Hurricane Irma Impact

Beverly, MA (September 15, 2017) — ATN (NASDAQ: ATNI) announced that its Board of Directors has declared a quarterly dividend of $0.17 per share, payable on October 9, 2017, on all common shares outstanding to stockholder of record as of September 30, 2017.

“We are proud of our track record of twenty consecutive years of increasing our cash dividend payments through which we have returned more than $190 million of capital to our shareholders,” said Michael Prior.  “After careful analysis, however, we have decided to strategically shift our capital allocation program by reducing our regular cash dividend in favor of using the capital to both invest in organic and acquisition growth opportunities with a focus on generating strong cash flows, and to return capital to shareholders through targeted stock buybacks. We have approximately $48 million remaining on our current stock repurchase plan as of today. We believe that ongoing investment in expansion and growth strengthens our ability to execute our strategic objectives and deliver significant shareholder returns over time.

“We also want to take this opportunity to offer a message of support to U.S. Virgin Islanders in the wake of Hurricane Irma. We have been actively engaged with our VIYA team who has been working tirelessly with federal and local authorities since late last week when Hurricane Irma struck.  This team has been instrumental in partnering with federal and local authorities and the electric utility to coordinate damage assessments, prioritize repairs and provide assistance to residents.  We are inspired by these efforts as many of our employees are dealing with personal hardships.

“Our wireless network has remained largely operational on St. Croix, although some sites are down due to electricity outages.  On St. Thomas and St. John, our wireless networks were extensively damaged.  Our team has managed to restore coverage to a majority of the population on St. Thomas, however, service and power remains interrupted on all of St. John.  Full reinstatement of VIYA’s wireless coverage and capacity will require restoring backhaul and reliable power to the islands and repairing damage to towers and other site equipment.

“Our entire wireline networks on St. Thomas and St. John were impacted due to the downing of poles and lines which also resulted in extensive electricity outages.  No significant damage occurred to our wireline network on St. Croix which accounts for approximately 40% of our residential customer base.”

Mr. Prior continued, “We have insurance coverage for named wind storms and are still assessing the financial impact to our business.   Availability of full services on St. Croix is dependent on the restoration of power. It is difficult at this time to estimate the timetable for restoration of full services for St. Thomas and St. John.  We will be in a better position to update investors at the time of our third quarter 2017 earnings release.”

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements include references to the restoration of service and power, repairs to towers and site equipment, insurance coverage and potential financial impacts. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional weather events and natural catastrophes that will affect our network and the infrastructure of the islands; the general performance of our operations; our ability to execute network repairs and upgrades; our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; the adequacy and expansion capabilities of our network capacity and customer service system and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.